Exhibit 99.1
NEWS RELEASE
RANGE PROVIDES OPERATIONS UPDATE
FORT WORTH, TEXAS, JULY 18, 2011...RANGE RESOURCES CORPORATION (NYSE: RRC) today provided an operations update. Second quarter production volumes averaged 508.0 Mmcfe net per day, an 8% increase over the prior-year period. Production was 76% natural gas, 17% natural gas liquids (NGLs) and 7% crude oil. Targeted drilling to Range’s liquids-rich plays increased the Company’s NGL production by almost 20% between periods.
Range sold its Barnett Shale properties on April 29, 2011. Despite losing over 100 Mmcfe per day of production associated with the sale for roughly two-thirds of the quarter, second quarter production volumes increased by 8% over the prior year. Adjusting for the sale, production volumes would have increased 33% year-over-year. The increase was driven by excellent drilling results in the Marcellus Shale and the Midcontinent regions.
Second quarter drilling expenditures of $280 million funded the drilling of 91 (84 net) wells and 4 (4 net) recompletions. A 100% success rate was achieved. Year-to-date drilling expenditures for 2011 have been $547 million. For the first six months of 2011, Range has drilled 146 (133 net) wells. Of these wells, 26 (24 net) wells have been placed on production while 120 (109 net) wells are currently in various stages of completion or waiting on pipeline connection.
The Company also announced that its preliminary second quarter 2011 commodity price realizations (including the impact of cash-settled hedges and derivative settlements which would correspond to analysts’ estimates associated with its current production) averaged $5.63 per mcfe. This represents an 11% increase over the prior-year period. The increase in the average per mcfe price was due to a greater proportion of liquids in the total production mix and stronger NGL and crude oil prices. Preliminary second quarter production and realized prices by each commodity are: natural gas — 388.7 Mmcfe per day ($4.36 per mcf), natural gas liquids — 14,344 barrels per day ($50.07 per barrel) and crude oil — 5,545 barrels per day ($80.42 per barrel). These realized prices exclude $6.2 million of cash proceeds received upon the sale of the natural gas hedges associated with the Barnett Shale properties ($0.14 additional hedging proceeds for the average per mcfe effective price for the quarter). The remaining $18.8 million of cash proceeds associated with the Barnett designated natural gas hedges will be recognized in the third and fourth quarters.
Commenting on the announcement, John Pinkerton, Range’s Chairman and CEO, said, “The plan to sell our Barnett Shale properties and redeploy the proceeds into higher return projects is progressing extraordinarily well. Despite closing the Barnett sale at the end of April, we have already made up roughly half of the production we sold. By the end of the third quarter, we expect to have fully replaced all of the Barnett production. We are well on track to achieve our Marcellus exit rate goal of 400 Mmcfe per day net to Range and its shareholders. We also anticipate reaching our Company-wide production target increase of 10% for 2011. Not only are we on track to fully replace the Barnett production and reach our production goals, but we are doing so at significantly lower unit costs and higher rates of return. With its low cost structure and very large inventory of high return projects, Range is terrifically well positioned to continue to generate attractive returns for its shareholders for the remainder of 2011 and many years to come.”
Marcellus Shale Division
Based on the production performance of the 103 horizontal wells placed on production during 2009 and 2010, Range estimates that the ultimate recovery (EUR) of reserves for these wells averages 5.7 Bcfe per well. The average lateral length of these wells is 2,802 feet with nine frac stages in the southwest liquid-rich gas area of the Marcellus Shale play. The 5.7 Bcfe EUR is, on average, composed of 4.0 Bcf of natural gas and 281,000 barrels of liquids. The relative composition of the natural gas and liquids does change by area depending on the location of the well and the liquid content of the gas. Using these EUR estimates with the cost to drill and complete these wells of $4 million in a development mode, Range’s well economics increase to a 79% rate of return using NYMEX indexed prices of $4.00 for natural gas price and $85.00 for crude oil. Drill bit finding and development cost decline to $0.82 per mcfe. The 5.7 Bcfe type curve reflects that 40% of the EUR is produced within the first five years of production. Range has updated its current corporate presentation on its website which summarizes the updated well economics and the performance of Range’s horizontal wells to date.
Range does not have sufficient production history on its horizontal wells drilled in the northeast portion of the Marcellus play to develop a type curve since its first five wells have only been on production since mid-February of this year. However, we are encouraged with the early performance of these wells. Total EUR estimates for any shale well are highly dependent on the effective lateral length and number of frac stages associated with each horizontal well. Therefore, Range believes that comparisons of relative EUR estimates should take into consideration lateral length and number of frac stages in determining relative performance between areas in the Marcellus. Relative estimates of rate of returns between areas should consider the completed well costs in each area, the natural gas and liquid components of the production due to the differences in commodity prices along with the relative basis and transportation differentials.
As of the end of the quarter, there were 21 wells completed in southwest Pennsylvania that are awaiting connection to the gathering system and 51 wells waiting to be completed. In the northeast portion of play, there are 9 wells waiting on pipeline connection and 7 wells waiting on completion.
In southwest Pennsylvania, 200 Mmcf per day of additional processing capacity was brought on line in May increasing Range’s total committed processing capacity to 350 Mmcf per day. By the end of the year, Range’s processing capacity is scheduled to increase to 390 Mmcf per day. These processing capacities do not include the significant amount of available interruptible capacity not being utilized by third parties. As a result, Range is well positioned to steadily grow its liquid-rich production in southwest Pennsylvania.
In northeast Pennsylvania, the second expansion of 150 Mmcf per day of the Lycoming County trunkline system is scheduled to be completed in stages during the third and fourth quarters which will tie in an expected additional 33 wells by the end of November. The first five of those additional wells just commenced production this week. Range still anticipates exiting 2011 at 400 Mmcfe per day net in the Marcellus increasing to 600 Mmcfe per day net by the end of 2012.
Midcontinent Division
The Midcontinent Division activity for the second quarter continued to generate liquids-rich results with a 30% increase in production year-over-year. Liquids production for the quarter was up 20% over the previous year. Five wells in the Ardmore Basin Woodford play were turned to sales at combined rates of 5,069 gross (2,641 net) Boe per day. One additional well is currently drilling in the area, with two wells completing. In northern Oklahoma, the Mississippi Lime play continues to command attention. Range has drilled four wells in the play in 2011. Results of these wells and continued strong performance on the earlier program wells have resulted in an expansion of the play. Current production from the Mississippi Lime area is 3,200 gross (2,550 Net) Boe per day. Range estimates that the EUR for the seven horizontal wells drilled to date average 485 MBoe per well. The average lateral length is 2,197 feet with 12 frac stages. Approximately 70% of the EUR is comprised of liquids. Reserve projections for wells in Range’s area of interest are now estimated to be in the range of 400-500 MBoe per well for approximately 2,000 foot laterals with 12 stages at depths of 5,000 feet. Range now controls over 45,000 net acres in the play with 900+ potential well locations, up from the previously disclosed 28,000 net acres. Range has included several new slides showing the well performance of these seven wells and the economics at various crude oil prices in its corporate presentation posted on its website.
An offset to the prolific St. Louis completion in the Texas Panhandle is currently drilling and three additional offsets are planned to be drilled later this year. Range’s original horizontal St. Louis Lime well continues to perform above expectations. After 28 weeks of production, the well has produced more than 3.0 Bcfe, with current rates still at 12.3 Mmcf of natural gas and over 760 barrels of liquids per day or 16.8 (5.0 Net) Mmcfe per day. Our Woodford “Cana” activity also continues with Range participating in one non-operated well. As development in the play approaches our 42,000 net acre position which is already held by production, Range expects our drilling activity to increase.

Appalachia Division
During the second quarter of 2011, the Appalachia Division increased production by 12% year-over-year focusing on the tight gas sand and horizontal drilling projects on its 350,000 (235,000 net) acres in Virginia. Range either owns the minerals or the leases are held by production with no lease expiration issues. The division averaged three rigs running in the quarter and drilled 17 (16.5 net) vertical tight gas sand wells and 3 (2.5 net) horizontal wells that targeted the Huron Shale and the Berea formations in the Nora field. Also in the quarter, Range performed four recompletions of behind-pipe pays in an effort to maximize production on existing wells at modest cost.
Hedging Position as of July 15, 2011

			Premium (Paid) /
	Daily Volume	Hedge Price	Received
Gas (Mmbtu)
2Q 2011 Collars	348,870	$5.48 - $6.36	($0.37)
3Q 2011 Collars	318,200	$5.43 - $6.29	($0.40)
4Q 2011 Collars	348,200	$5.33 - $6.18	($0.37)

2012 Swaps	70,000	$5.00	($0.04)
2012 Collars	189,641	$5.32 - $5.91	($0.28)

2013 Collars	160,000	$5.09 - $5.65	—

Oil (Bbls)
2Q 2011 Calls	5,500	$80.00	$10.37
3Q 2011 Calls	5,500	$80.00	$10.37
4Q 2011 Calls	5,500	$80.00	$10.37

2012 Collars	2,000	$70.00 - $80.00	$7.50
2012 Calls	4,700	$85.00	$13.71

NGL (Bbls)
3Q 2011 Swaps	7,000	$104.17	—
4Q 2011 Swaps	7,000	$104.17	—

2012 Swaps	5,000	$102.59	—
RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent natural gas company operating in the Appalachia and Southwest regions of the United States.
Except for historical information, statements made in this release, including those relating to anticipated production, capital expenditures, anticipated cost reductions, anticipated rates of returns, the number of wells to be drilled, reserve potential, anticipated asset sales, reserve growth and anticipated financial results are forward-looking statements as defined by the Securities and Exchange Commission. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, and environmental risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.
The SEC permits oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Beginning with year-end reserves for 2009, the SEC permits the optional disclosure of probable and possible reserves. Range has elected not to disclose the Company’s probable and possible reserves in its filings with the SEC. Range uses certain broader terms such as “resource potential,” or “unproved resource potential” or “upside” or other descriptions of volumes of resources potentially recoverable through additional drilling or recovery techniques that may include probable and possible reserves as defined by the SEC’s guidelines. Range has not attempted to distinguish probable and possible reserves from these broader classifications. The SEC’s rules prohibit us from including in filings with the SEC these broader classifications of reserves. These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized. Unproved resource potential refers to Range’s internal estimates of hydrocarbon quantities that may be potentially discovered through exploratory drilling or recovered with additional drilling or recovery techniques and have not been reviewed by independent engineers. Unproved resource potential does not constitute reserves within the meaning of the Society of Petroleum Engineer’s Petroleum Resource Management System and does not include proved reserves. Area wide unproven, unrisked resource potential has not been fully risked by Range’s management. Actual quantities that may be ultimately recovered from Range’s interests will differ substantially. Factors affecting ultimate recovery include the scope of Range’s drilling program, which will be directly affected by the availability of capital, drilling and production costs, commodity prices, availability of drilling services and equipment, drilling results, lease expirations, transportation constraints, regulatory approvals, field spacing rules, recoveries of gas in place, length of horizontal laterals, actual drilling results, including geological and mechanical factors affecting recovery rates and other factors. Estimates of resource potential may change significantly as development of our resource plays provides additional data. Investors are urged to consider closely the disclosure in our most recent Annual Report on Form 10-K, available from our website at www.rangeresources.com or by written request to 100 Throckmorton Street, Suite 1200, Fort Worth, Texas 76102. You can also obtain this Form 10-K by calling the SEC at 1-800-SEC-0330.

2011-25
SOURCE: Range Resources Corporation

Investor Contacts:

Rodney Waller, Senior Vice President
817-869-4258

David Amend, Investor Relations Manager
817-869-4266

Laith Sando, Senior Financial Analyst
817-869-4267

or

Media Contact:

Matt Pitzarella, Director of Corporate Communications
724-873-3224

www.rangeresources.com

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